Press Release

Contact:
David G. Mazzella
President & CEO
585-381-6000
dmazzella@veramark.com

FOR IMMEDIATE RELEASE

Veramark Elects Martin F. LoBiondo Executive Vice President

Pittsford, N.Y., July 2, 2007 — Veramark Technologies, Inc. (OTCBB: VERA) today announced that the Board of Directors of Veramark Technologies, Inc. has elected Martin F. LoBiondo to the position of Executive Vice President.

The Board’s election of Mr. LoBiondo followed a review of candidates to succeed David G. Mazzella, President and Chief Executive Officer upon Mr. Mazzella’s decision to retire on December 31, 2007.  It is contemplated that Mr. LoBiondo will be elected President and Chief Executive Officer upon Mr. Mazzella’s retirement.

Mr. LoBiondo, age 44, has been with Veramark since 2000, most recently serving as Senior Vice President, and for the more than five years, Vice President of the Engineering and Development Division.  Prior to joining Veramark, Mr. LoBiondo served in various engineering management positions with Xerox Corporation.

Mr. LoBiondo holds a BS in Computer Science from SUNY at Fredonia and an Executive MBA from the Simon School of the University of Rochester.

About Veramark Technologies, Inc.
For over 20 years, Veramark’s telemanagement solutions have set the industry standard for technological excellence, application experience, and process expertise.  Veramark’s completely web-based software architecture integrates communications management software with operational support systems (OSS) software.  These solutions include eCAS and VeraSMART Call Accounting, Telemanagement, Work Flow Management, Help Desk/Trouble Ticket, Asset Management, Directory/Information Management, Service Inventory Build and Line Verification, Service Analysis and Recommendations, Wireless Optimization and Ongoing Management, Contract Analysis/Negotiations, and Billing Dispute Resolution.

Veramark and VeraSMART are registered trademarks of Veramark Technologies, Inc.

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